Exhibit 10.73

*** TEXT OMITTED AND SUBMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST

STRATEGIC MARKETING
ALLIANCE AGREEMENT

This Strategic Marketing Alliance Agreement (this “Agreement”) is made as of this       day of March, 2016 (the “Effective Date”), by and between Napo Pharmaceuticals, Inc., a Delaware corporation, and its successors and assigns (collectively, “Napo”) and SmartPharma, LLC, a New Jersey limited liability company (“SP”) (each of Napo and SP may be referred to as a “Party” and, collectively, the “Parties”).

Recitals

WHEREAS, Napo is engaged in the business of generating, developing and selling pharmaceutical products, drugs and other related products;

WHEREAS, Napo owns Fulyzaq/Crofelemer and wishes to commercialize it (its “Business”);

WHEREAS, SP is in the business of providing marketing, advertising, commercialization, and sales solutions to pharmaceutical companies (its “Business”); and

WHEREAS, Napo and SP desire to combine SP’s marketing and commercialization capabilities, including planning and execution of promotional strategies and tactics with Napo’s supply of raw plant material, API and drug product, including, but not limited to, Fulyzaq/Crofelemer, including coordination and logistics, memorialized by this Agreement (the “Purpose”).

Agreement

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, do hereby agree as follows:

ARTICLE I
DEFINITIONS

“Audited Sales” means sales based upon IMS Health National Sales Perspective, NSP or Symphony Health Solutions PHAST Integrated audit.

“Annual Budget” is defined in Section 9.2.

“ARRA” is defined in Section 8.2(d).

“Business” of each Party is defined in the Preliminary Statements.

“Change of Control Event” means (A) any transaction resulting in the sale of (i) all, substantially all, or more than fifty percent (50%) of the assets of Napo (ii) all, substantially all, or more than fifty percent (50%) of the equity of Napo, (B) any merger, acquisition, recapitalization or other form of entity restructuring, (C) another form of sale, merger or divestiture not delineated herein, and/or (D) the divestiture of any drug or related formula or compound that SP has worked on or for with Napo pursuant to this Agreement in the three (3) years prior to such Change of Control Event.  “Change of Control Event” shall not include a roll-up, acquisition or merger, of Napo with, by or into Jaguar Animal Health, Inc.a Delaware corporation.

“Claim” or “Claims” means claims, demands, charges, complaints, suits, hearings, investigations, judgments, orders, decrees, stipulations, injunctions, actions, regulatory, legislative, or judicial proceedings or investigations, or other proceedings.

“COGS” means all costs related to raw material, manufacturing and packaging of finished goods of Fulyzaq/Crofelemer and includes, but is not limited to: (a) the direct labor costs incurred in the manufacture of each tablet, or other medium of delivery, of Fulyzaq/Crofelemer; (b) the cost of materials used in such manufacture (including raw materials, intermediate compounds, active compounds, excipients, components and packaging materials, and including shipping and taxes therefor); (c) the cost of shipping each tablet and the raw materials, intermediate compounds and active compounds for incorporation therein; (d) a reasonable allocation of overhead, facilities expense (including depreciation over the expected life of the buildings and equipment), and costs for administration and for management of material procurement and other manufacturing activities performed directly in support of the manufacture or acquisition of each tablet, calculated in accordance with reasonable cost accounting methods that comply with GAAP; and (e) amounts paid (net of rebates or discounts, if any, and not including amounts paid as royalties) to non-Affiliate contract manufacturers or service providers to acquire each tablet, or other medium of delivery, or in connection with the manufacture of each tablet, or other medium of delivery.

“Commercialization Third Party” or “Commercialization Third Parties” means a third-party service provider performing at least one (1) or more commercialization support services on behalf of Napo.  Services provided by a Commercialization Third Party may include, but are not limited to, third-party logistics (including, but not limited to, warehousing and distribution services), pharmacovigilance, regulatory services/support, medical affairs support, or managed care contracts and rebates support.

“Confidential Information” includes (in any medium) any confidential or proprietary information of a Party (including, with respect to Napo, the Data), including but not limited to, any trade secrets, processes, formulas, data, documentation, flow-charts, drawings, correspondence, know-how, improvements, Inventions, patents, trademarks, copyrights and other intellectual property, techniques, concepts, technologies, software, hardware, formulae, equipment, programs, sketches, designs, personnel records and files, former client and customer lists, current client and customer lists, potential client and customer lists, rental-related information, product or service specifications, debt arrangements, equity structures, fees, litigation, customer contracts, sales records (historical and projected), rates, marketing plans, developments and strategies, distribution methods and processes, projections, financial information, terms governing actual or anticipated relationships, internal accounting statistics, financial projects, business plans (whether current or not), pricing and bidding policies and practices, costing information, salaries, proposals to customers, any data, computer records, software, confidential information or property entrusted to a Party or any Affiliate by any customers, confidential information concerning customers, employees of a Party or any Affiliate and any other information passing between the Parties pursuant to the Purpose.  Confidential Information shall not, however, include any  information that (i) can be demonstrated to be generally known in the industry or to the public other than through breach of a Receiving Party’s obligations to a Disclosing Party; (ii) was already known by the Receiving Party at the time of its disclosure hereunder as evidenced by written records; (iii) is independently obtained by the Receiving Party from a third party that does not have any duty of confidentiality to the Disclosing Party; or (iv) is independently developed by the Receiving Party without use of any information supplied hereunder. Confidential Information includes all such information furnished by a Disclosing Party, or any of its respective representatives, to the Receiving Party or its representatives, whether furnished before, on or after the date hereof and regardless of the manner in which it is furnished.  Confidential Information shall also include all analyses, compilations, Business or technical information and other materials prepared by a Receiving Party, or any of its respective representatives, containing or based, in whole or in part, upon any Confidential Information furnished by the Disclosing Party or its representatives.   Confidential Information also includes the existence of this Agreement, the terms and conditions hereof and the activity and Purpose contemplated hereunder.

“Data” means any and all data and deliverable derived from SP’s performance of the SP Services under this Agreement with respect to Napo’s Business, and will be owned by Napo and included in Confidential Information of Napo.

“Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party.

“Entity” means any partnership, corporation, limited liability company, trust, joint venture, association or other business enterprise in any form.

“Estimated Net Sales Payment” means the monthly gross sales invoiced minus (less) [***] percent ([***]%).

“Expenses” are defined in Section 4.2.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs and similar or successor programs with or for the benefit of any Government Authority.

“First Net Sales” means the first Net Sales of Fulyzaq/Crofelemer in each twelve (12) month period beginning with the first day of the month in which there is a first commercial sale of Fulyzaq/Crofelemer by Napo under Napo’s NDC for Fulyzaq/Crofelemer until the threshold of [***] and 00/00 Dollars ($[***].00) of Net Sales, in the aggregate for such twelve (12) month period, is attained.  Immediately thereafter, First Net Sales will no longer be applicable for such twelve (12) month period.

“Fulyzaq/Crofelemer” means the botanical and pharmaceutical formulation of proanthocyanidin polymeric composition, isolated from a Croton spp. or Calophyllum spp. Fulyzaq/Crofelemer includes proanthocyanidin polymeric compositions which protect the

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compositions from the acid environment of the stomach after oral administration, particularly enteric coated, and formulations of directly compressible proanthocyanidin polymer compositions. In addition to the oral, solid formulation, Fulyzaq/Crofelemer also means other formulations for oral administration, including, but not limited to, drug powders, crystals, granules, small particles (which include particles sized on the order of micrometers, such as microspheres and microcapsules), particles (which include particles sized on the order of millimeters), beads, microbeads, pellets, pills, microtablets, compressed tablets or tablet triturates, molded tablets or tablet triturates, and in capsules, which are either hard or soft and contain the composition as a powder, particle, bead, solution or suspension. “Fulyzaq/Crofelemer” also includes formulas and formulations for oral administration as a solution or suspension in an aqueous liquid, as a liquid incorporated into a gel capsule or as any other convenient formulation for administration, or for rectal administration, as a suppository, enema or other convenient form; the proanthocyanidin polymeric composition can also be provided as a controlled release system.  “Fulyzaq/Crofelemer” also means any derivations, permutations, extrapolations or less purified formulations that exhibit the same or broader therapeutic effects that may be developed due to greater patent or marketing exclusivity (Napo to edit to include SP300).

“Government Authority” means any (i) national, federal, state, provincial, county municipal or local government, foreign or domestic, (ii) political subdivision of any of the foregoing or (iii) entity, authority, agency, ministry or other similar body exercising any legislative, executive, judicial, regulatory or administrative authority or functions of or pertaining to government, including any commission, tribunal or other quasi-governmental entity established to perform any such function.

“Health Care Laws” means all Laws and Orders relating to health care providers and pharmaceutical companies and facilities, participation in Federal Health Care Programs, pharmacology and dispensing medicines or controlled substances, medical documentation and professional orders, medical record retention, laboratory services, unprofessional conduct, fee-splitting, referrals, billing and submission of false or fraudulent claims, claims processing, quality, safety, medical necessity, medical privacy and security, patient confidentiality and informed consent, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Federal Health Care Programs, standards of care, quality assurance, risk management, utilization review, peer review, mandated reporting of incidents, occurrences, diseases and events, advertising or marketing of medical and/or pharmaceutical services, and the enforceability of restrictive covenants on medical and/or pharmaceutical professionals, including the Medicare and Medicaid laws (10 U.S.C. § 1071, et seq.), the False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), federal and state anti-kickback statutes (including 42 U.S.C. § 1320a 7b), federal and state referral laws (including 42 U.S.C. §1395nn), criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), the Beneficiary Inducement Statute (42 U.S.C. §1320a-7a(a)(5)), the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 301, et seq.), the Prescription Drug Marketing Act of 1987 (P.L. 100-293, 102 Stat. 95), the Deficit Reduction Act of 2005 (P.L. 109-171, 120 Stat. 4), the Controlled

Substances Act (21 U.S.C. 801, et seq.) and HIPAA and the rules and regulations promulgated under the foregoing statutes.

“HIPAA” is defined in Section 8.2(d).

“HITECH” is defined in Section 8.2(d).

“Initial Term” is defined in Section 3.1.

“Intellectual Property” means patents, copyrights, trademarks, trade names, inventions (whether or not patentable), works of authorship, trade secrets, techniques, know-how, ideas, concepts, algorithms and all other forms of intellectual property rights (whether or not patentable, reduced to practice, or registered).

“Invention” means any idea, invention, technique, discovery, modification, process, improvement or work product (whether patentable or not), any work of authorship (whether or not copyright protection may be obtained for it) (i) created, conceived, or developed by a either Party, either solely or in conjunction with others, during the term of and in connection with performance under this Agreement, that relates in any way to, or is useful in any manner in, Napo’s Business, and/or is based upon or uses Confidential Information or proprietary items, of Napo, and (ii) any such item created, conceived or developed by either Party, either solely or in conjunction with others, following termination of this Agreement, that relates in any way to, or is useful in any manner in, Napo’s Business and/or is based upon or uses Confidential Information or proprietary items of Napo, in any way.

“JSC” means Joint Steering Committee.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, ordinance, code, principle of common law or treaty.

“Losses” means losses, liabilities, claims, levies, fines, penalties, taxes, assessments, damages, costs and expenses (including reasonable attorneys’, accountants’, investigators’ and experts’ fees, expenses and costs).

“Majority of the Panelists” means more than fifty percent (50%) of the panelists.

“Napo Indemnitee” is defined in Section 6.1(a).

“Napo Services” is defined in Section 2.1(b).

“Net Sales” means the gross amount invoiced by Napo for the sale of Fulyzaq/Crofelemer, minus (less) any of the following: (a) trade discounts, returns, allowances, fees, reimbursements, rebates, and chargebacks to wholesalers and distributors, buying groups, pharmacy benefit managers, insurance carriers, and distributors; (b) freight, postage, shipping, and shipping insurance expenses (c) customs and excise duties (d) rebates and payments to governmental authorities, such as Medicaid or Medicare; (e) sales taxes, ad valorem taxes and duties; (f) any other similar and customary deductions that are consistent with GAAP;

(g) distribution expenses to the extent that such items are included in the invoiced amount; and (h) any such invoiced amounts that are not collected by Napo and (f) any amounts due pursuant to, and in accordance with, the Tempesta License Agreement which includes royalties due, the CapGlobal Royalty, and any other royalty agreements Napo owes to other third-parties, provided, however the amount of deduction from Net Sales for this subsection (f) shall not exceed [***] percent ([***]%) of the gross amount invoiced (for purposes of the definition of Net Sales, “Tempesta License Agreement” means that certain Amended and Restated License Agreement, dated October 16, 2002, by and between Napo and Michael Tempesta, Ph.D., provided further, in no way shall Net Sales include any adjustment for COGS, either (i) as a reduction or deduction from the gross amount invoiced, or (ii) as an amount includable in (a) through (f) of this definition.

“Order” means any applicable order, injunction, judgment, decree, ruling, assessment or arbitration award of any Government Authority or arbitrator.

“Purpose” is defined in the Preliminary Statements.

“Pre-Existing Intellectual Property” means any Intellectual Property of a Party previously conceived, developed or reduced to tangible medium as demonstrated by written documentation, prior to executing this Agreement.

“Receiving Party” means the Party receiving Confidential Information from the Disclosing Party.

“Renewal Term” is defined in Section 3.1.

“Services” means the SP Services and the Napo Services, taken together.

“SP Indemnitee” is defined in Section 6.1(b).

“SP Services” is defined in Section 2.1(a).

“Tail Payments” are defined in Section 4.1(c).

“Term” means the Initial Term and all Renewal Terms, in the aggregate.

“Terminating Party” is defined in Section 3.2.

“Third Party Contractor” and “Third Party Contractors” are defined in Section 2.1.

ARTICLE II
SERVICES

2.1                               Generally.

(a)                                 Services to be Performed by SP.  Subject to the provisions contained in this Agreement, during the Term, SP shall provide the services set forth on Exhibit A

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(collectively, the “SP Services”) attached hereto and incorporated by reference herein.   SP shall have its own office independent of the Company, and may employ any legal or lawful means it deems necessary and appropriate in fulfilling the duties and obligations set forth herein and on Exhibit A.  SP shall devote as much time, effort and energy as SP shall determine, in its sole discretion, is necessary to provide the Services, and may work whatever hours SP wishes to work.  In providing the SP Services, SP may engage contractors, subcontractors, or other third parties (each, a “Third Party Contractor” and collectively, “Third Party Contractors”); provided that SP shall be responsible and liable for such Third Party Contractors’s performance of SP Services and compliance with the relevant terms of this Agreement.

(b)                                 Services to be Performed by Napo.  Subject to the provisions contained in this Agreement, during the Term (as defined hereafter), Napo shall provide the services set forth on Exhibit B (collectively, the “Napo Services”) attached hereto and incorporated by reference herein

(c)                                  Additional Services.  In the event either Party requests the other Party to provide additional services beyond the scope of this Agreement, the Parties shall negotiate in good faith the duties and additional compensation, if any, relating to such services.  Neither Party shall have any obligation with respect to such additional services until a supplement or amendment to this Agreement has been mutually agreed upon by the Parties in writing; which such requirement is non-waivable.

2.2                               Standards for Services.  The Parties shall provide each other with the care, skill, prudence, and diligence of an entity experienced in providing the Services to be provided by such Party, in accordance with the terms of this Agreement.  In performing its obligations under this Agreement, each Party shall act in good faith using such care and diligence in carrying out its responsibilities hereunder.

2.3                               Compliance.  The Parties shall perform the Services to be provided by such Party with care, skill and diligence, in accordance with generally accepted industry standards, practices and principles applicable to the Services, and the Parties shall, at all times, be and remain in compliance with all applicable policies and in compliance with all applicable Laws and Orders.

2.4                               Exclusivity.  Without the express written consent of SP, during the Term, Napo shall not (a) enter into any other arrangements with SP competitors or other Entities that provide services similar to, or the same as, the SP Services being provided by S under this Agreement, including, but not limited to, the SP Services and/or (b) enter into any agreement or arrangement with any Entity that could reasonably be deemed to interfere with the relationship of SP and Napo and/or interfere with, or potentially interfere with this Agreement or the Parties’ obligations and/or remuneration hereunder.

ARTICLE III
TERM; TERMINATION

3.1                               Term.  The term of this Agreement shall commence on the date hereof and shall continue for three (3) years from the first day of the month in which there is a first commercial sale of Fulyzaq/Crofelemer by Napo under Napo’s NDC for Fulyzaq/Crofelemer (the “Initial

Term”), unless earlier terminated pursuant to Section 3.2 hereof.  Upon the expiration of the Initial Term, the Agreement will automatically renew for a period of two (2) years (the “Renewal Term”) unless either Party gives notice to the other Party of their intention to terminate, not less than sixty (60) days prior to expiration of the Initial Term, or any Renewal Term, as applicable.

3.2                               Termination.  This Agreement may only be terminated by a Party (the “Terminating Party”) upon written notice to the other Party upon the occurrence of any of the following events; provided, however, this Agreement may not be terminated by Napo for any reason during the Initial Term or any Renewal Term, other than for SP’s failure to comply with all applicable Laws and Orders as provided in Section 3.2(c), a change in applicable Laws as provided in Section 3.2(d), breach as provided in Section 3.2(a), insolvency as provided in Section 3.2(b), or SP’s gross negligence or willful misconduct.

(a)                                 Breach.  Without limiting the rights of the Parties elsewhere set forth in this Agreement or available under applicable Laws (as defined hereafter), in the event a Party breaches, or defaults upon, any of the material terms, conditions or obligations, or in material performance, of this Agreement and the defaulting or breaching Party fails to cure such breach or default within  thirty (30) days following receipt of notice specifying the nature of such material breach or default from the non-breaching Party, at its option and in its sole discretion, the non-breaching Party may terminate this Agreement immediately by sending written notice of such termination to the breaching Party.

(b)                                 Termination for Insolvency.  In the event a Party: (i) becomes insolvent, or institutes or has instituted against it a petition for bankruptcy or is adjudicated bankrupt; (ii) executes a bill of sale, deed of trust, or a general assignment for the benefit of creditors; or (iii) has a receiver appointed for the benefit of its creditors or on account of insolvency then the insolvent Party shall immediately notify the non-insolvent Party of such event and the non-insolvent Party shall be entitled to: (A) terminate this Agreement immediately or (B) request that the insolvent Party, or its successor, provide adequate assurances of continued and future performance in form and substance acceptable to the non-insolvent Company, which shall be provided by the insolvent Party, or its successor, as applicable, within five (5) days of such request.

(c)                                  Termination for Failure to Comply with all Laws.  Either Party may terminate this Agreement upon thirty (30) days prior written notice to the other Party in the event such Party becomes aware of the other Party’s failure to remain in material compliance with all applicable Laws and Orders and/or a breach of Section 8.2(d).

(d)                                 Termination Upon Change of Law.  Either Party may terminate this Agreement upon thirty (30) days prior written notice to the other Party in the event that there is any change in any applicable Laws that a Party determines, based upon written legal advice, will have a material adverse effect on its business, operations or properties, economic or otherwise, or would be illegal, if this Agreement remains in effect.

(e)                                  Napo Change of Control Event.  Upon a Change of Control Event at any time during the Term, in the sole discretion of SP, this Agreement shall terminate upon thirty (30) days prior written notice.

3.3                               Obligations Upon Termination.  In the event of the termination of this Agreement:

(a)                                 SP Obligations.  Commencing with the date of notice of any such termination, SP shall: (i) promptly wind down its work on the Services; (ii) transfer all pertinent information to the Services or any deliverables to a new provider of any such Services; (iii) provide transition assistance to Napo which shall continue until any such transition is completed at SP’s hourly billable rate of four hundred and 00/100 dollars ($400) per hour; and (iv) refrain from entering into any non-cancelable commitments with respect to the SP Services.

(b)                                 Napo Obligations.  Except for termination by Napo for SP’s failure to comply with all applicable Laws and Orders as provided in Section 3.2(c), a change in applicable Laws as provided in Section 3.2(d), breach as provided in Section 3.2(a), insolvency as provided in Section 3.2(b), or SP’s gross negligence or willful misconduct, Napo shall pay SP for the Services performed in conformance with the terms of this Agreement up to the effective date of termination and shall be responsible for paying the remuneration set forth in Section 4.1, including, but not limited to, the Tail Payments.

3.4                               Effect of Termination.  In the event of the termination of this Agreement, with or without cause, by either Party, such termination shall not affect or negate any obligations of either Party to the other Party arising prior to the date of termination.  Further, any termination of this Agreement shall be without prejudice to any right or remedy to which the terminating Party may be entitled either by law, or in equity, or under this Agreement.

ARTICLE IV
RENUMERATION FOR SERVICES; PAYMENT

4.1                               Remuneration.

(a)                                 Remuneration during the Initial Term.  During each year of the Initial Term Napo shall pay, in accordance with Section 4.3, an amount to SP equal to the following:

(1)                                 [***] percent ([***]%) of the First Net Sales up to First Net Sales of [***]and 00/100 Dollars ($[***].00);

(2)                                 [***]percent ([***]%) of the First Net Sales between [***]and 00/100 Dollars ($[***].00) (beginning with $[***].01 and First Net Sales of [***]and 00/100 Dollars ($[***].00 of Net Sales);

(3)                                 [***]percent ([***]%) of the First Net Sales between [***]and 00/100 Dollars ($[***].00) and [***]and 00/100 Dollars ($[***].00) of First Net Sales; and

(4)                                 Once First Net Sales reaches [***]and 00/100 Dollars ($[***].00), [***]percent ([***]%) of all Net Sales in excess of [***]and 00/100 Dollars ($[***].00).

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(b)                                 Remuneration during Renewal Terms.  For all Renewal Terms, if any, Napo shall pay an amount to SP equal to [***]percent ([***]%) of all Net Sales for as long as the Agreement remains in full force and effect.

(c)                                  Tail Period.  Except as provided in Section 4.1(c) (3), upon the termination of this Agreement for any reason, or any non-renewal of a Renewal Term after the Initial Term expires, for any reason, SP shall be entitled to remuneration tail payments (the “Tail Payments”) as set forth below:

(1)                                 If this Agreement terminates, for any reason, within twelve (12) months from the first month when Net Sales are booked by Napo, SP shall be entitled to Tail Payments equal to [***]percent ([***]%) of the greater of:

(A)                               The first twelve (12) months of Net Sales, or

(B)                               [***]percent ([***]%) of Audited Sales for the twelve (12) months of sales immediately following when Net Sales are first booked by Napo.

(2)                                 If this Agreement terminates, for any reason, twelve (12) months or longer after the first month when Net Sales are booked by Napo, SP shall be entitled to Tail Payments equal to [***]percent ([***]%) of the greater of:

(A)                               The twelve (12) months of Net Sales immediately following (subsequent to) the termination date, or

(B)                               [***]percent ([***]%) of Audited Sales for the twelve (12) months immediately following (subsequent to) the termination date;

provided, however

(3)                                 Napo shall have no obligation to make the Tail Payments if Napo terminates this Agreement for SP’s failure to comply with all applicable Laws and Orders as provided in Section 3.2(c), a change in applicable Laws as provided in Section 3.2(d), breach as provided in Section 3.2(a), insolvency as provided in Section 3.2(b), or SP’s gross negligence or willful misconduct.

(d)                                 Remuneration Upon a Change of Control.  Upon the occurrence of a Change of Control Event and the termination of this Agreement by SP pursuant to Section 3.2(e):

(1)                                 Napo, its successors and/or assigns shall make all, and not less than all, of the Tail Payments in accordance with Section 4.1(c); and

(2)                                 The Parties shall negotiate, in good faith, a lump-sum buy-out of this Agreement by Napo, its successors and/or assigns, in an amount not less than [***] and 00/100 Dollars ($[***]) and not more than [***]Dollars ($[***]), in addition to payment of the Tail Payments to SP.

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4.2                               Expenses.  Napo shall reimburse SP for reasonable, out-of-pocket, business-related expenses, other than fees paid to Third Party Contractors performing SP Services on behalf of SP (“Expenses”) incurred and directly related to performing the SP Services.  All Expenses shall be itemized on a monthly invoice (as hereinafter defined) and original receipts for all such Expenses must accompany the monthly invoice.

4.3                               Payments.  On the fifteenth (15th) day next following the last day of each calendar month, Napo shall deliver to SP an estimated accounting of the Net Sales during the prior calendar month and shall deliver the Estimated Net Sales Payment based on the gross sales during such month, calculated in accordance with the percentages provided in Section 4.1 contemporaneously with the delivery of the estimated accounting.  On the thirtieth (30th) day next following the last day of each calendar quarter, Napo shall deliver to SP an actual accounting of the Net Sales during the prior calendar quarter and shall deliver, if applicable, a “true-up” payment of the amount not already paid to SP for the three (3) prior calendar months but due to SP in accordance with Section 4.1.  Such true-up payment shall be paid contemporaneously with the delivery of the actual accounting

ARTICLE V
CONFIDENTIALITY

5.1                               Use and Disclosure of Confidential Information.  The Receiving Party hereby acknowledges and agrees that it will have access to Confidential Information of the Disclosing Party in the course of or incident to the Purpose.  The Receiving Party hereby acknowledges and agrees that all such information is, and shall remain the exclusive property of the Disclosing Party, including all right, title and interest therein, and shall only be used by the Receiving Party in accordance with this Agreement and solely for the Purpose.  Neither Party acquires any rights in the other Party’s Confidential Information, nor does this Agreement grant a license by either Party to the other, either directly or by implication, estoppels or otherwise.  This Agreement is not intended, nor shall it be construed, to confer any right upon any person or Entity not a party to this Agreement.  The Receiving Party shall not, directly or indirectly, use, disclose, communicate or divulge the same to any person, Entity or competitor other than in connection with the Purpose and only with the express written consent of the Disclosing Party.

5.2                               Duty to Protect.  The Receiving Party shall, both during and after the term of this Agreement, hold and maintain in the strictest confidence, and duly safeguard, all Confidential Information as if the Receiving Party is protecting its own Confidential and proprietary Information.  Each Party will limit the number of copies made of such Confidential Information to those absolutely necessary.  In addition, the Receiving Party shall not use or otherwise exploit any Confidential Information for the direct or indirect benefit of the Receiving Party, any Affiliate of the Receiving Party or any person, competitor or Entity other than the Disclosing Party.  Such duty shall last for a period of five (5) years following the termination or expiration of this Agreement.  Each Party will require its employees to whom Confidential Information has been delivered to keep the Confidential Information in the strictest confidence.  Each such employee shall protect and safeguard such Confidential Information as if it is the employee’s employer’s Confidential Information.

5.3                               Exclusions.  Notwithstanding the foregoing or any other provision of this Agreement, the Receiving Party may disclose Confidential Information as required by court order, subpoena or otherwise as required by law, provided that, upon receiving such order, subpoena or request and prior to disclosure, the Receiving Party provides notice to the Disclosing Party of such order, subpoena or request and shall cooperate fully with the Disclosing Party to lawfully resist disclosure of such information.

5.4                               Inventions.  All Inventions generated by Napo will be owned exclusively by Napo.  In the event that SP generates any Inventions, it will notify Napo, and the Parties will negotiate in good faith terms with respect to the disclosure and assignment of such Invention by SP to Napo. In the event Napo does not wish to own any such Invention, or has no use for any such Invention, Napo may, in its sole discretion allow SP to retain all of the rights, title and interests, including all rights of copyright, patent, and other intellectual property rights, in such Invention.

5.5                               Non-Interference.  During the entire term of this Agreement and for a period of one (1) year following the termination of this Agreement, a Receiving Party shall not, directly or indirectly (i)  solicit, induce or influence or attempt to induce or influence, any employee, customer, client, supplier, consultant or other business contact of the Disclosing Party to terminate, reduce, discourage or otherwise materially harm any business relationship with, or commitment to, the Disclosing Party or otherwise divert from the Disclosing Party any trade or business conducted by the Disclosing Party; or (ii) solicit the employment, consulting or other services of or hire or retain or otherwise induce any employee(s) to leave the Disclosing Party’s employment or to breach an employment agreement or any other agreement with the Disclosing Party; or (iii) solicit, induce or influence or attempt to induce or influence any contractor or vendor to the Disclosing Party who provides services or products to the Disclosing Party to stop providing his or her services or products in any respect; or (iv) accept, seek to or do business with or influence any contractor or vendor who provides services or products to the Disclosing Party in order to compete with the Disclosing Party.

THE RECEIVING PARTY ACKNOWLEDGES THAT THE RESTRICTIONS SET FORTH HEREIN ARE REASONABLE AND NECESSARY TO PROTECT THE LEGITIMATE BUSINESS INTERESTS OF THE PARTIES.  The Receiving Party further acknowledges and agrees that its experience and capabilities are such that the Receiving Party can operate in a business other than the Disclosing Party’s Business and of a different nature and that the enforcement of this Agreement by injunction will not prevent the Receiving Party from operating or impose upon the Receiving Party any undue hardship, economic or otherwise.

5.6                               Non-Disparagement.  Both Parties shall not communicate or publish, directly or indirectly, any disparaging comments or information about the other Party or any of its current or former officers, directors, managers, supervisors, employees, or representatives or the same of any of its Affiliates to any person, corporation, partnership, or any other Entity, including without limitation, any current or former employee, customer, or pending or prospective customer of the other Party.

5.7                               Termination.  The termination of this Agreement shall not relieve the Receiving Party of any of the obligations set forth herein.  In the event of termination, each Party shall return immediately to the other Party  all Confidential Information and Inventions owned by such other Party in the possession of or within the control such Party, in whatever form, written, photographic, computer disk, other media or otherwise, including, but not limited to, all original and available copies, records, memoranda, manuals, letters, notes, notebooks, reports and all physical assets owned by such other Party, including files, product samples and other property belonging to such other Party except that such Party may retain one (1) copy for archival and compliance purposes.  The restrictions set forth in this Article V shall survive the termination of this Agreement.

ARTICLE VI
INDEMNIFICATION

6.1                               Indemnification.

(a)                                 By SP.  Except as otherwise set forth in this Agreement, SP shall save, defend, indemnify and hold Napo and its respective directors, owners, officers, affiliates, agents, employees, and representatives, (each a “Napo Indemnitee”), harmless from and against all Losses relating to or arising from any and all Claims made or brought by any third party, to the extent such result is from or caused by (i) a breach by SP of any of their respective obligations arising pursuant to this Agreement, or any other agreement as such relates to this Agreement or (ii) the gross negligence and willful misconduct of SP.

(b)                                 By Napo.  Except as otherwise set forth in this Agreement, Napo shall save, defend, indemnify and hold SP, and its respective directors, officers, affiliates, agents, employees, and representatives (each an “SP Indemnitee”), harmless from and against all Losses resulting from any Claims made or brought by any third party to the extent such result from or relate to (i) a material breach by Napo of any of its obligations pursuant to this Agreement not cured in accordance with the terms of this Agreement or (ii) the gross negligence or willful misconduct of Napo or any of its directors, owners, officers, employees or representatives.

IN NO EVENT SHALL NAPO OR SP BE LIABLE TO THE OTHER FOR SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, MULTIPLE, CONSEQUENTIAL OR OTHER INDIRECT DAMAGES INCLUDING, BUT NOT LIMITED TO, THE LOSS OF OPPORTUNITY, LOSS OF USE OR LOSS OF REVENUE OR PROFITS ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT NOTHING CONTAINED HEREIN OR THEREIN IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

6.2                               Indemnification Procedures.

(a)                                 Generally.  The Party seeking to be indemnified shall provide the indemnifying Party with prompt notice (including a copy thereof) of any Claim served upon it and relating to the Services or this Agreement.  The indemnified Party shall fully cooperate with the indemnifying Party and its representatives in the investigation of any Claim related to this Agreement.  Failure to adhere to the foregoing conditions shall not limit the indemnifying

Party’s obligations pursuant to this Section 6.2 except to the extent of any prejudice or loss caused by such delay.

(b)                                 Right to Tender or Undertake Defense.  In the event an indemnified Party is named a party in any third party Claim, the indemnified Party shall have the option at any time (i) to tender its defense to the indemnifying Party, in which case the indemnifying Party shall provide qualified attorneys, consultants and other appropriate professionals to represent the indemnified Party’s interests at indemnifying Party’s sole expense or (ii) to undertake its own defense, choosing the attorneys, consultants and other appropriate professionals to represent its interests, in which case the indemnifying Party will be responsible for and pay the reasonable fees and expenses of such attorneys, consultants and other professionals.

(c)                                  Right to Control Resolution.  The indemnifying Party shall have the sole right and discretion to settle, compromise or otherwise resolve any and all Claims, notwithstanding that the indemnified Party may have tendered its defense to the indemnifying Party, provided that the indemnifying Party shall not, without the indemnified Party’s prior written consent, settle or compromise any Claim if such settlement or compromise (i) would require any admission or acknowledgement or wrongdoing or culpability by the indemnified Party, (ii) would, in any manner, interfere with, enjoin, or otherwise restrict any project of the indemnified Party or (iii) provide for any non-monetary relief to any person or entity to be performed by the indemnified Party.  Any such resolution will not relieve the indemnifying Party of its obligation to indemnify pursuant to this Article VI.

ARTICLE VII
INTELLECTUAL PROPERTY

7.1                               Pre-Existing Intellectual Property.  The Parties shall each retain ownership of and all right, title and interest in and to their respective Pre-Existing Intellectual Property, and no license or right to use therein, whether express or implied, is granted by this Agreement or as a result of the work performed by either Party hereunder or in pursuit hereof.  To the extent the Parties wish to grant to the other rights or interests in Pre-Existing Intellectual Property, separate license agreements on mutually acceptable terms will be executed.

7.2                               Inventions.  Except as set forth in Sections 7.1, all rights, title and interest in any Intellectual Property shall be owned by the Party that owns any Inventions, regardless of inventorship, as provided in Section 5.4, and such Party shall have the sole right and discretion to prosecute all patents and maintain, enforce and defend all Intellectual Property rights owned by such Party.  Each Party hereby indemnifies the other Party for defects in its contributions to the Intellectual Property owned by the other Party and for any failure to protect its Pre-Existing Intellectual Property if such Pre-Existing Intellectual Property is utilized, in any way, pursuant to, or in accordance with, this Agreement or incorporated, in part or in whole, in any such Intellectual Property.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

8.1                               Representations and Warranties of SP.  SP hereby represents and warrants to Napo as follows:

(a)                                 Authority; Binding Agreement; Noncontravention.  SP has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and binding obligation of SP, enforceable in accordance with its terms.  Neither the execution and delivery of this Agreement nor the consummation of the actions and transactions contemplated herein will, with or without the passage of time or the delivery of notice, (i) conflict with, result in a breach of or constitute a default under any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which SP is a party or bound, (ii) violate any statute , ordinance or law or any rule, regulation, order, writ, injunction or decree of any court, administrative agency, commission or other governmental entity or instrumentality , or (iii) violate any provision of the charter, bylaws or other constituent documents of SP.

(b)                                 Organization.  SP is a limited liability company duly organized and validly existing under the laws of the State of New Jersey.

(c)                                  Consents.  No notice to, filing with or authorization, consent or approval of any governmental entity or third party is necessary for the consummation by SP of the actions and transactions contemplated by this Agreement.

(d)                                 Debarment.  Neither SP nor any of its managers, officers, directors, employees, personnel (whether employed or engaged as independent contractors) or authorized representatives have been debarred under Section 306(a) or Section 306(b) of the Federal Food, Drug and Cosmetic Act and that no debarred person will in the future be employed or retained by SP in connection with the Services to be performed in accordance with this Agreement.  If at any time after execution of this Agreement, SP becomes aware that either SP or any of its managers, officers, directors, employees, personnel (whether employed or engaged as independent contractors) or authorized representatives is, or is in the process of being debarred or is on any of the three (3) FDA restricted lists (Disqualified/Totally Restricted List for Clinical Investigators, Restricted List for Clinical Investigators, Adequate Assurances List for Clinical Investigators), SP hereby certifies that it will notify Napo at once.

(e)                                  Conviction.  Within five (5) years preceding the effective date of this Agreement neither SP nor any of its managers, officers, directors, employees, personnel (whether employed or engaged as independent contractors) or authorized representatives have been convicted of any offense required to be listed under Section 306(k)(2) of the Federal Food, Drug and Cosmetic Act.

8.2                               Representations and Warranties of Napo.  Napo hereby represents and warrants to SP as follows:

(a)                                 Authority; Binding Agreement; Noncontravention.  Napo has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

This Agreement constitutes the valid and binding obligation of Napo, enforceable in accordance with its terms.  Neither the execution and delivery of this Agreement nor the consummation of the actions and transactions contemplated herein will, with or without the passage of time or the delivery of notice, (i) conflict with, result in a breach of or constitute a default under any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Napo is a part or bound, (ii) to the best of its knowledge, violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any court, administrative agency, commission or other governmental entity or instrumentality, or (iii) violate any provision of the charter, bylaws or other constituent documents of Napo.

(b)                                 Organization.  Napo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(c)                                  Consents.  No notice to, filing with or authorization, consent or approval of any governmental entity or third party is necessary for the consummation by Napo of the actions and transactions contemplated by this Agreement.

(d)                                 Compliance with Laws.  Napo and its managers, officers, directors, employees, personnel (whether employed or engaged as independent contractors) and authorized representatives, and Napo’s successors and assigns, always have been, currently are, and shall remain, at all times in compliance with all applicable Laws and Orders including, without limitation, laws and regulations related to safety, health, the environment, fair labor practices, unlawful discrimination and the provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and enacted as part of the American Reinvestment and Recovery Act of 2009 (“ARRA”), Federal Health Care Programs and all Health Care Laws.  In addition, Napo and its managers, officers, directors, employees, personnel (whether employed or engaged as independent contractors) and authorized representatives, and Napo’s successors and assigns, always have been, currently are, and shall remain, at all times, operating and always have operated in compliance with the federal health care program anti-kickback statute (42 U.S.C. § 1320a-7b, et seq.), the federal physician self-referral law (commonly known as the Stark Law) (42 U.S.C. § 1395nn, et seq., and its implementing regulations, 42 C.F.R. Subpart J), and all other applicable Laws with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such Person and any past, present or potential patient, physician, pharmaceutical company, supplier, contractor, customer, patient, third-party payor or other Person in a position to refer, recommend or arrange for referrals of patients, pharmaceuticals or other business or to whom such Person refers, recommends or arranges for the referral of patients, pharmaceuticals or other business.

(e)                                  Debarment.  Neither Napo nor any of its managers, officers, directors, employees, personnel (whether employed or engaged as independent contractors) or authorized representatives have been debarred under Section 306(a) or Section 306(b) of the Federal Food, Drug and Cosmetic Act and that no debarred person will in the future be employed or retained by Napo in connection with the Services to be performed in accordance with this Agreement.  If at any time after execution of this Agreement, Napo becomes aware that either Napo or any of its managers, officers, directors, employees, personnel (whether employed or engaged as independent contractors) or authorized representatives is, or is in the process of being debarred or is on any of the three (3) FDA restricted lists (Disqualified/Totally Restricted List for Clinical Investigators, Restricted List for Clinical Investigators, Adequate Assurances List for Clinical Investigators), Napo hereby certifies that it will notify SP at once.

(f)                                   Conviction.  Within five (5) years preceding the effective date of this Agreement neither Napo nor any of its managers, officers, directors, employees, personnel (whether employed or engaged as independent contractors) or authorized representatives have been convicted of any offense required to be listed under Section 306(k)(2) of the Federal Food, Drug and Cosmetic Act.

ARTICLE IX
JOINT STEERING COMMITTEE

9.1                               Joint Steering Committee Responsibilities and Membership.  The Parties shall create a committee to oversee the efforts and activities of the promotion and sale of Fulyzaq/Crofelemer, the strategic direction and management of such promotion and sale, and the performance of the Parties hereunder (the “Joint Steering Committee”).  The JSC shall be comprised of five (5) panelists.  During the Term, Napo shall appoint three (3) representatives to serve as panelists on the JSC and SP shall appoint two (2) representatives to serve as panelists on the JSC.  The JSC shall meet at least quarterly to discuss implementation of this Agreement, issues relating to the continued development, marketing, promotion, distribution and sale of Fulyzaq/Crofelemer, and such other commercial issues relating to the activities contemplated by this Agreement or that either Party believes is appropriate for discussion by the JSC.  All decisions of the JSC shall be made by a Majority of the Panelists.  Notwithstanding Section 11.2, which shall not apply to this Section 9.1, in the event of a significant or unresolved dispute amongst the panelists of the JSC, Lisa Conte and Katie MacFarlane shall negotiate and settle such dispute amongst themselves.  In addition to the JSC, SP and Napo each shall appoint one (1) of their respective JSC panelists and a Commercialization Third Party shall appoint one panelist to the 3-panelist Joint Commercialization Committee (the “JCC”) to oversee the commercialization operations; provided, however, upon the vote of the JSC, the JCC can be disbanded and/or reconstituted at any time, and for any reason.  A Party may change one or more of its representatives serving as a panelist on either the JSC or the JCC as well as a day-to-day appointee by providing notice to the other Party in accordance with Section 11.10.

9.2                               Annual Budget.  Each year, the JSC shall be responsible for setting an annual budget (the “Annual Budget”) for the coming year’s operations, setting forth the planned operating expenses for the year.  The Annual Budget for each year of the Term shall be agreed upon by no later than the anniversary date of this Agreement on which such year begins, provided, however, that the Annual Budget for the initial year of the Initial Term shall be agreed upon by the JSC within sixty (60) days of execution of this Agreement.  The JSC shall review the Annual Budget quarterly and make adjustments, if necessary, at the time of such review.  Napo shall pay all operating expenses provided for in the Annual Budget, as adjusted quarterly, without further approval of the JSC.  Any expense payments which are not provided for in the Annual Budget (including any payments for operating expenses) must be pre-approved in writing by JSC.

ARTICLE X
AUDITS, INSPECTIONS AND RECORDS

10.1                        Audits and Inspections.  During the Term and for the longer of (i)( three (3) years thereafter or (ii) until the applicable statute of limitations has run, upon reasonable prior notice, each Party (the “Requesting Party”) shall have the right to access, inspect and audit the other Party’s Records, as they relate to this Agreement or the Services in order to ascertain compliance by the Parties with applicable Laws and the terms of this Agreement, including, but not limited to calculations of Net Sales.  Each Party agrees to cooperate fully with such audits and inspections.  Each Party shall permit the other Party, or its authorized representatives, at reasonable times and upon reasonable prior notice, but not more often than four (4) times in any calendar year, to examine such Records to determine the correctness of any statement delivered or payment made pursuant to this Agreement, or to otherwise verify compliance with the terms of this Agreement.

10.2                        Inspections by Third Parties.  If any governmental or regulatory authority or third party (individually an “Inspection Third Party” and, collectively, “Inspection Third Parties”): (i) contacts SP or Napo with respect to the Services; (ii) conducts, or gives notice of its intent to conduct an inspection of SP or Napo; and/or (iii) takes, or gives notice of its intent to take, any other action, regulatory or otherwise, alleging improper or inadequate practices with respect to any activity of SP or Napo, the affected Party, shall notify the other Party immediately after such contact or notice.  The Parties shall provide all information requested by the Inspection Third Party in connection with any inspection or action and any proposed response thereto but only such information that relates to this Agreement.  The failure to provide any documentation in connection therewith, will cause irreparable harm to the affected Party that is inadequately compensable in damages, and the affected Party shall be entitled to all remedies at law and in equity for any damages resulting from the failure to adhere to the requirements of this Section. The expense of any audit or examination described in this Section 10.2 shall be borne solely by Napo.

10.3                        Records.

(a)                                 Record Retention.  The Parties shall maintain and retain complete, official, organized, accurate and accessible Records.  Each Party shall keep and maintain complete and accurate records (“Records”) of any information relating to this Agreement which may be reasonably required by a Party to verify a Party’s compliance with the terms of this Agreement.  Each Party shall keep such Records for a period of five (5) years following the termination of this Agreement and shall ensure that Records are protected from destruction or damage and are maintained within the Parties control during the Term and for the five (5) years thereafter or for a longer period of time as reasonably requested by the other Party in writing.

(b)                                 Napo Records and Information.  Napo, the JSC and/or the JCC shall provide SP with a monthly forecast report of anticipated sales which includes the following information: (i) the name of the prospective customer; (ii) targeted date(s) for the sale(s); (iii) month the sale is projected to close; (iv) probability of closing the sale; and (v) other information as reasonably requested by SP from time to time.

10.4                        Cost of Audit.  Each Party shall bear the full cost of the performance of any audit requested and performed by it.  If, as a result of any inspection of a Party’s records, it is shown that any payment(s) made pursuant to this Agreement was less than the amount that should have been paid, then all payments required to be made to eliminate any discrepancy revealed by said inspection and audit shall be made within ten (10) days after the discrepancy is revealed and SP shall be reimbursed for all costs incurred for such audit.

10.5                        Resolution of Dispute as to Audit.  Notwithstanding anything herein to the contrary, if a Party does not agree on the amount of any overpayment or underpayment, and the Parties cannot in good faith resolve such dispute, within ten (10) days of the completion of the audit and the resulting determination, each Party shall select an independent accounting firm (and each Party shall pay the costs of its own accounting firm), which shall meet with the firm selected by the other Party and discuss the amount in dispute and other related matters within ten (10) days thereafter.  If such independent accounting firms cannot agree on a resolution mutually agreeable to the Parties, such independent accounting firms shall, within ten (10) days after such selection, appoint a third independent accounting firm which shall resolve the issue within ten (10) days after its selection, and the Parties shall equally share the costs of such accounting firm.  The determination of the third independent accounting firm shall be final and binding upon the Parties.

ARTICLE XI
MISCELLANEOUS

11.1                        Remedies.  Each Party acknowledges that the other Party’s rights protected by the provisions and restrictions hereof are unique and that in the event of any breach or threatened breach or violation of any of these rights by a Party, the non-breaching Party has no adequate remedy at law and such breach, threatened breach, or violations are likely to result in irreparable harm and injury to the non-breaching Party.  Therefore, a breaching Party agrees that, upon a breach or threatened breach or violation of the provisions or restrictions hereof by a Party, the non-breaching Party shall be entitled to obtain specific performance, temporary and permanent injunctive relief, as well as an equitable accounting of all profits and benefits arising therefrom, in addition to other rights and remedies, at law or in equity, which may be available to the non-breaching Party.  If a Party violates any restrictive covenant contained herein and the non-breaching Party institutes action for equitable relief, the non-breaching Party, as a result of the time involved in obtaining such relief, shall not be deprived of the benefit of the full restriction periods as set forth herein.  Accordingly, such period shall be deemed to have the duration specified in the applicable Section hereof, computed from and commencing on the date upon which relief is granted by a final order from which there is no appeal.

11.2                        Dispute Resolution.  The Parties shall meet and confer in good faith to resolve any disputes, Claims, questions, or disagreements arising out of this Agreement including, but not limited to, disputes concerning fees and expenses.  If the dispute is not resolved by these negotiations, the Parties will consider and decide whether to submit the dispute to mediation, arbitration, or other forms of resolution.  Nothing in this clause shall preclude any Party’s right to seek redress in the courts at any stage of the dispute.

11.3                        Governing Law.  This Agreement, its interpretation, performance and enforcement, and the rights and remedies of the Parties hereto, shall be governed and construed according to the laws of the State of New Jersey, without regard to the principles of conflict of laws.  The Parties consent to the personal jurisdiction of the federal or state courts in the State of New Jersey.  The Parties mutually acknowledge and agree that they shall not rise in connection therewith, and hereby waive, any defenses based upon venue, inconvenience of forum or lack of personal jurisdiction in any action or suit brought in accordance with the forgoing.

11.4                        Entire Agreement; Amendment.  This Agreement represents the entire agreement and understanding of the Parties and supersedes all prior agreements and understandings, both written and oral, between the Parties hereto with respect to the subject matter hereof.  No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either Party which is not set forth expressly in this Agreement.  This Agreement, all provisions included, shall not be modified or amended except by a writing signed by each of the Parties hereto.

11.5                        Assignment.  This Agreement is not assignable or transferable by any Party without the prior written consent of the other Party; provided that either Party may assign this Agreement without such consent to a third party that acquires all or substantially all of the assets to which this Agreement relates.  Any attempted assignment without such required consent, if needed, shall be null and void.

11.6                        Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

11.7                        Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all Parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one instrument.

11.8                        Force Majeure.  Neither Party shall be liable to the other Party in any manner for failure or delay in fulfilment of all or part of this Agreement, or any individual contract, which is directly or indirectly owing to any causes or circumstances beyond that party’s control, including, but not limited to, acts of God, governmental orders or restriction, war, war-like conditions hostilities, sanctions, mobilization, blockade, embargo, detention, revolution, riot, looting, strike, lockout, plague or other epidemics, fire, earthquake, explosion, flood, and shortage of raw materials.  Notwithstanding the foregoing, no occurrence of an event of Force Majeure shall relieve Napo of its obligation to make any payment hereunder.

11.9                        Survival.  The provisions of Sections 1, 3.3, 3.4, 4, 5, 6, 7, 10 and 11 (excluding 11.5 and 11.8) and contained herein shall survive the termination of this Agreement.

11.10                 Notices.  All notices, consents, waivers, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized courier service (costs prepaid); or (b) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses and marked to the attention of the person (by name or title) designated below (or to such other address or person as a party may designate in writing to the other Parties):

If to SP:

SmartPharma, LLC

Attention:

If to Napo:

11.11                 Further Assurances.  The Parties hereto shall enter into such further agreements and perform and cause to be performed such further acts and things as may be necessary, desirable or required by law in order to give full effect to this Agreement

11.12                 Fees and Expenses.  Each Party hereto shall be responsible for all fees, costs and expenses incurred by that Party in connection with the preparation of this Agreement

11.13                 Waiver of Breach.  The waiver by either Party of a default or breach or the failure by either Party to claim a default or breach of any provision of this Agreement by the other Party shall not be or be held to be a waiver of any subsequent default or breach of the same provision or of any other provision of this Agreement.

11.14                 Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement

11.15                 Independent Contractor Relationship.  Nothing contained herein is intended to create, nor shall be construed as establishing, a joint venture, partnership, employee/employer relationship, association or formal or informal business organization by and between Napo and SP, or any of its affiliates.  SP acknowledges that it is solely an independent contractor with respect to Napo and SP shall not indicate anything to the contrary to any third party.  As an independent contractor and not an employee of Napo, SP has no right or authority to legally or contractually bind Napo.  As an independent contractor, SP shall pay and report all federal, state and local income tax withholding, social security taxes and unemployment insurance.

[signature page follows]

IN WITNESS WHEREOF, Napo and SP have duly executed this Agreement as of the Effective Date.

SmartPharma, LLC

By:	/s/ Brian K. Zorn
Name:	Brian K. Zorn
Title:	Managing Partner

Napo Pharmaceuticals

By:	/s/ Lisa A. Conte
Name:	Lisa A. Conte
Title:	Chief Executive Officer

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